For Immediate Release:                                                                                                Contact:
February 11, 2009                                                                                    Dawn M. Robért, Investor Relations
                                                                                               Galaxy Nutritional Foods, Inc.
               (407) 854-0433

GALAXY NUTRITIONAL FOODS REPORTS
 THIRD QUARTER OPERATING RESULTS

NET INCOME OF $224,079 COMPARES WITH PRIOR-YEAR NET INCOME OF $295,365

ORLANDO, Florida (February 11, 2009) Galaxy Nutritional Foods, Inc. (OTC BB: GXYF), a leading developer and marketer of cheese alternatives, organic dairy and other organic and natural food products, today reported its operating results for the third quarter and first nine months of FY2009.

In the three months ended December 31, 2008, the Company reported net income of $224,079 or $0.01 per diluted share, on net sales of approximately $6.3 million.  For the three months ended December 31, 2007, the Company reported net income of $295,365, or $0.01 per diluted share, on net sales of approximately $6.4 million. This decline in net income versus the prior year third quarter is primarily due to a decrease in gross margin caused by the substantial increase in the cost of one of our primary ingredients, casein. We currently expect the fourth quarter of the current fiscal year to be similarly affected due to the higher priced casein. However, we are anticipating higher gross margins beginning in the first quarter of FY2010 due to forecasted lower casein prices in the upcoming fiscal year.

In the nine months ended December 31, 2008, the Company reported net income of $539,908, or $0.03 per diluted share, on net sales of approximately $18.4 million.  For the nine months ended December 31, 2007, the Company reported net income of $1,106,705, or $0.05 per diluted share, on net sales of approximately $18.8 million.  Operating expenses during the first nine months of FY2008 included a previously disclosed non-recurring employment contract expense of $346,447. Exclusive of this charge, the Company would have reported net income of $1,453,152 in the nine months ended December 31, 2007. This decline in year to date net income versus the first three quarters of our prior fiscal year was primarily due to the aforementioned substantial increase in ingredient costs.

The Company generated EBITDA, as adjusted, (a non-GAAP measure), of $855,070 (4.6% of net sales) in the first nine months of FY2009, compared with EBITDA, as adjusted, of $1,842,285 (9.8% of net sales) in the first nine months of FY2008 (see EBITDA table at end of this release for further non-GAAP information). This decline in EBITDA, as adjusted, versus the prior year is primarily due to the lower net income in the current year as mentioned above.

“While dealing with higher costs and a softening economy, management’s focus has been on nurturing sales and controlling expenses in order to deliver a positive bottom line along with generating positive operating cash flow.” stated Michael E. Broll, Chief Executive Officer of Galaxy Nutritional Foods, Inc.”

“Our third fiscal quarter results reflect a strong team effort toward that goal”, concluded Broll.

CONFERENCE CALL AND WEBCAST INFORMATION
The Company will host an investor conference call today, February 11, 2009 at 11:00 a.m. EDT; Shareholders and other interested parties may participate in the conference call by dialing 888-200-8867 (international/local participants dial 973-935-8765) and referencing the ID code 84870733, a few minutes before 11:00 am EDT on February 11, 2009. A replay of the conference call will be available on Galaxy Nutritional Foods Website at: http://www.galaxyfoods.com/investors/transcripts.asp starting on Thursday, February 12, 2009.

About Galaxy Nutritional Foods, Inc.
Galaxy Nutritional Foods, Inc. (OTC BB: GXYF) develops and internationally markets plant-based cheese alternatives, organic dairy and other organic and natural food products to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Galaxy Nutritional Foods Veggie®, the leading brand in the grocery cheese alternative category and the Company’s top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Galaxy Nutritional Foods Rice®, Veggy®, Vegan®, Rice Vegan®, and Wholesome Valley Organic®.  Galaxy Nutritional Foods, Inc. is dedicated to developing nutritious and delicious food products made with high quality natural ingredients that exceed the expectations of today’s health conscious consumers. Galaxy is also committed to reducing its environmental impact as part of an Eat Green for Body & Earth™ program that offsets carbon emissions associated with product shipping and emphasizes the use of organic ingredients. For more information on Galaxy's products or green initiatives, visit www.galaxyfoods.com. Galaxy Nutritional Foods, Inc. is headquartered in Orlando, Florida, and its common stock is quoted on the OTC Bulletin Board under the symbol “GXYF”.

Any statement of future expectations in this press release, including without limitation, as to future cost of goods sold, casein prices, gross margins, revenues, earnings and profitability, plans and objectives for future operations, future economic performance or expected operational developments, and all other statements regarding the future are “forward looking” statements within the meaning of the Private Securities Litigation Act of 1995.  These forward looking statements are based on the Company’s strategic plans and involve risks and uncertainties that may cause actual results to differ materially and adversely from these forward looking statements.  Such risks and uncertainties include, without limitation: the Company’s ability to execute its business strategy in a very competitive service and pricing environment; risks associated with the launch of new marketing campaigns; future costs and fluctuations in the price of goods sold (including in particular, casein); continued relations with and pricing dependence on third party suppliers; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s annual report on Form 10-K for the year ended March 31, 2008.  Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release any revisions to these forward- looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

(Financial statements follow)

 GALAXY NUTRITIONAL FOODS, INC.
Balance Sheets

	DECEMBER 31,	MARCH 31,
	2008	2008
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$2,901,079	$1,893,425
Trade receivables, net	2,172,812	2,516,496
Inventories, net	163,667	116,902
Prepaid expenses and other	186,752	95,906

Total current assets	5,424,310	4,622,729

PROPERTY AND EQUIPMENT, NET	51,504	65,671
OTHER ASSETS	49,385	68,463

TOTAL	$5,525,199	$4,756,863

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Secured borrowings	$--	$--
Accounts payable	1,801,681	1,393,810
Accrued and other current liabilities	393,858	1,028,049
Accrued employment contracts	2,154	282,599
Related party note payable	--	2,685,104

Total current liabilities	2,197,693	5,389,562

COMMITMENTS AND CONTINGENCIES	--	--

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	270,513	171,100
Additional paid-in capital	73,488,033	70,167,149
Accumulated deficit	(70,431,040)	(70,970,948)

Total stockholders’ equity (deficit)	3,327,506	(632,699)

TOTAL	$5,525,199	$4,756,863

GALAXY NUTRITIONAL FOODS, INC.
Statements of Income
(UNAUDITED)

	THREE MONTHS ENDED DECEMBER 31,		NINE MONTHS ENDED DECEMBER 31,
	2008	2007	2008	2007

Net Sales	$6,261,613	$6,446,099	$18,413,893	$18,763,360
Cost of Goods Sold	4,310,492	4,145,200	12,514,672	11,346,406
GROSS MARGIN	1,951,121	2,300,899	5,899,221	7,416,954

OPERATING EXPENSES:
Selling	770,199	871,797	2,300,375	2,702,038
Delivery	265,134	263,923	758,191	772,786
General and administrative	550,944	672,530	1,800,850	1,883,647
Employment contract expense-general and administrative	--	--	--	346,447
Research and development	75,409	86,511	218,685	249,506
Loss on disposal of assets	--	512	--	512
Total operating expenses	1,661,686	1,895,273	5,078,101	5,954,936

INCOME FROM OPERATIONS	289,435	405,626	821,120	1,462,018

INTEREST EXPENSE, NET	(65,356)	(110,261)	(281,212)	(343,313)

INCOME BEFORE TAXES	224,079	295,365	539,908	1,118,705

INCOME TAX EXPENSE	--	--	--	(12,000)

NET INCOME	$224,079	$295,365	$539,908	$1,106,705

BASIC NET INCOME PER COMMON SHARE	$0.01	$0.02	$0.03	$0.06

DILUTED NET INCOME PER COMMON SHARE	$0.01	$0.01	$0.03	$0.05

GALAXY NUTRITIONAL FOODS, INC.
Statements of Cash Flows
(UNAUDITED)

Nine Months Ended December 31,	2008	2007

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net Income	$539,908	$1,106,705
Adjustments to reconcile net income to net cash from (used in) operating activities:
Depreciation and amortization	33,950	33,308
Amortization of debt discount and financing costs	19,078	36,117
Provision for future credits and doubtful accounts on trade receivables	(387,233)	(632,500)
Inventory reserve	(31,533)	5,615
Loss on disposal of assets	--	512
(Increase) decrease in:
Trade receivables	730,917	703,643
Inventories	(15,232)	271,259
Prepaid expenses and other	(90,846)	(3,007)
Increase (decrease) in:
Accounts payable	407,871	(308,204)
Accrued and other liabilities	(120,293)	(79,443)

NET CASH FROM OPERATING ACTIVITIES	1,086,587	1,134,005

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of property and equipment	(19,783)	(14,345)

NET CASH USED IN INVESTING ACTIVITIES	(19,783)	(14,345)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net payments on secured borrowings	--	(556,886)
Costs associated with issuance of common stock	(59,150)	--

NET CASH USED IN FINANCING ACTIVITIES	(59,150)	(556,886)

NET INCREASE IN CASH	1,007,654	562,774

CASH, BEGINNING OF PERIOD	1,893,425	879,487

CASH, END OF PERIOD	$2,901,079	$1,442,261

GALAXY NUTRITIONAL FOODS, INC.
EBITDA, as adjusted, (a non-GAAP measure) Reconciliation
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,		NINE MONTHS ENDED DECEMBER 31,
	2008	2007	2008	2007

NET SALES	$6,261,613	$6,446,099	$18,413,893	$18,763,360

NET INCOME (LOSS)	$224,079	$295,365	$539,908	$1,106,705
Plus:
Employment contract expense	--	--	--	346,447
Loss on disposal of assets	--	512	--	512
Interest expense, net	65,356	110,261	281,212	343,313
Taxes	--	--	--	12,000
Depreciation and amortization expense	10,967	11,246	33,950	33,308
EBITDA, as adjusted	$300,402	$417,384	$855,070	$1,842,285

As a % of Net Sales	4.8%	6.5%	4.6%	9.8%

Footnote on non-GAAP Measures Presented Above

Management utilizes certain non-GAAP measures such as EBITDA, as adjusted, because it provides useful information to management and investors in order to accurately review the Company’s current on-going operations and business trends related to its financial condition and results of operations.  Additionally, these measures are key factors upon which the Company prepares its budgets and forecasts. In its determination of the foregoing non-GAAP measures, management excludes the September 30, 2007 employment contract expense from its analysis of operating income because it believes that this item does not accurately reflect the Company’s current on-going operations. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures reported by other companies.

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